Exhibit 15(z)


                         SUPPLEMENT TO
          MASTER AMENDED AND RESTATED DISTRIBUTION PLAN
                   FOR IVY FUND CLASS A SHARES


     WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and consists of one or more separate investment portfolios as may be established and designated from time to time (each, a "Portfolio");

     WHEREAS, the Board of Trustees of Ivy Fund has adopted a Plan dated December 21, 1991 and amended and restated on October 23, 1993 (the "Plan"), in accordance with the requirements of the 1940 Act, and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders; and

     WHEREAS, the Board of Trustees of Ivy Fund, pursuant to
Section 1 of the Plan, desires to supplement the Plan so that it pertains to the Class A Shares of a new Portfolio of Ivy Fund referred to as Ivy High Yield Fund.

     NOW THEREFORE, the Board of Trustees of Ivy Fund having determined that the Plan shall pertain to the Class A shares of Ivy High Yield Fund, Ivy Fund hereby adopts this Supplement as of the 25th day of March, 1998.


                              IVY FUND



                              By:  KEITH J. CARLSON, President